Exhibit 99.1
PRESS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

	CONTACT:	Jeffrey S. Musser
President and Chief Executive Officer
(206) 674-3433
FOR IMMEDIATE RELEASE

EXPEDITORS' ROBERT L. VILLANUEVA ANNOUNCES RETIREMENT PLANS
SEATTLE, WASHINGTON - August 7, 2014, Expeditors International of Washington, Inc. (NASDAQ: EXPD), today announced that Robert L. “Bob” Villanueva, President of the Company’s Americas region, has informed the Company of his intention to retire at the end of 2014, after 20 years of service.
Mr. Villanueva joined Expeditors as Regional Vice President of the US Northwest Region, after having spent 25 years working in the industry in areas of increasing responsibility. His performance as a Regional Vice President, particularly the impact he made with his expertise in recruitment, sales and air export operations, led to his promotion to President-The Americas in 2000. During his 15-year tenure as President-The Americas, which included the “Great Recession” of 2009, Mr. Villanueva’s region grew operating income at an unmatched compound annual growth rate of 15%. His direction, drive and cultural awareness also grew a fledgling Latin American operation he inherited in 2000 into an increasingly strategic component of Expeditors global service offering. That component most recently helped the Company capitalize on the increasingly strategic Asian to Latin American trade lane. Mr. Villanueva’s most noticeable achievement, however was to transform Expeditors’ North America air export operations from, to quote a term used by former CEO Peter Rose, “anemic” anonymity to national notoriety. Expeditors currently ranks second “and closing” among air export airfreight forwarders in the United States.
Philip M. Coughlin, President-Global Geographies and Operations, in an internal announcement released to the Company’s employees earlier today, described Villanueva as “a great leader, a wonderful mentor, coach and friend.” Coughlin went on to say “If you have worked for or with Bob, then you know it will be a great loss for us when Bob hangs up his cleats. When we think of Bob - we think of people like Joe Montana - cool, calm and collected in the most trying and challenging times all while exuding a quiet confidence of ‘don’t worry guys - we’re gonna win this one’.”
“As one of many in our executive management team who have had the privilege of reporting to and learning from Bob during my career, there isn’t enough I can say about his impact on Expeditors that would do justice to his contributions. The legacy he leaves with those he has mentored and influenced is however, the most fitting and probably in Bob’s mind, the most preferred monument to his influence. Bob has mentored and developed more of our executive leadership team than any other single person, with the possible exceptions of Peter Rose and James Wang, whose idea it was to start Expeditors over 30 years ago. Bob’s experience and expertise has been invaluable in our strategic assessment and we’re going to be working him hard right up until the 31st of December as we implement our plans. We’re very grateful to Bob and we’re going to miss him a lot around here. We wish the very best to him and to his family,” said Jeffrey S. Musser, President and Chief Executive Officer.
“My career at Expeditors has been more than a dream come true and I’m very grateful to (former CEO) Peter Rose, for giving me the opportunity to work here. When I reflect on the experiences I’ve had and what has occurred in my life and in the life of my family, there is no way I would have believed this could all have been possible when I joined Expeditors back in 1994,” Mr. Villanueva said. “It’s gratifying to see so many who have worked for me, and been part of my team over the years, now carrying the torch of Expeditors’ executive leadership. Being actively involved in the strategic assessment has proven a very effective way to pass on both my experience and my insights as I cap off my career. It’s been particularly rewarding to witness the strength, talent, depth and energy of our current executive team in action as they step forward to “steer the ship.” It’s unusual today to see such a relatively young group with such long tenure, most of whom have worked here over 25 years. Tenure reinforces culture, which creates stability, and it’s a great feeling, when turning over the helm, to have the utmost confidence in the mature, experienced, battle-tested leaders who will now plot the Company’s course. Expeditors is in great hands,” Villanueva concluded.
Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 185 full-service offices and numerous satellite locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing distribution and customized logistics solutions.